EXHIBIT 21.1

i2 TECHNOLOGIES, INC.

LIST OF SUBSIDIARIES

i2 Technologies Pty Ltd	Australia
Trade Service (Australia) Pty Limited	Australia
i2 Technologies N.V.	Belgium
i2 Technologies (Canada), Inc.	Canada
Trade Service Information Incorporated	Canada
i2 Technologies China Ltd.	China
Beijing i2 Technologies Company Ltd.	China
i2 Technologies A/S	Denmark
i2 Technologies Finland Oy Ltd.	Finland
i2 Technologies SARL	France
Aspect Development Germany GmbH	Germany
i2 Technologies, GMBH	Germany
Aspect Development India Private Limited	India
i2 Technologies India Private Limited	India
i2 Technologies S.r.l.	Italy
Aspect Development K.K.	Japan
i2 Technologies Japan, Inc.	Japan
i2 Technologies Korea, Ltd.	Korea
i2 Technologies (Malaysia) Sdn Bhd	Malaysia
i2 de Mexico S. de R.L.C.V.	Mexico
i2 Technologies (Netherlands) B.V.	Netherlands
i2 Technologies PTE Ltd.	Singapore
MStar SA (Pty) Ltd.	South Africa
i2 Technologies SL	Spain
i2 Technologies Sweden AB	Sweden
i2 Technologies (Schweiz) GmbH	Switzerland
i2 Technologies Taiwan, Inc.	Taiwan
i2 Technologies Limited	United Kingdom
ec-Content, Inc.	California
RightWorks Corporation	California
Trade Service Corporation	California
Aspect Development International, Inc.	Delaware
i2 Technologies International Services, Inc.	Delaware
i2 Technologies, Limited	Delaware
FreightMatrix.com, Inc.	Delaware
i2 Federal, Inc.	Delaware
i2 Technologies US, Inc.	Nevada